Exhibit 14(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Other Service Providers”, “GSVIT – Financial Highlights” and “Experts” in the Form N-14 Registration Statement and related Proxy Statement/Prospectus and to the incorporation by reference of our reports dated February 9, 2005 for Goldman Sachs CORE U.S. Equity Fund, Goldman Sachs Capital Growth Fund, Goldman Sachs Mid Cap Value Fund and Goldman Sachs International Equity Fund (four of the funds comprising Goldman Sachs Variable Insurance Trust) in the Form N-14 Registration Statement and related Statement of Additional Information of Goldman Sachs CORE U.S. Equity Fund, Goldman Sachs Capital Growth Fund, Goldman Sachs Mid Cap Value Fund and Goldman Sachs International Equity Fund filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
New York, New York
October 26, 2005